                                                           Rule 424(b)(3)
                                                           File No. 333-77041


                       SUPPLEMENT DATED SEPTEMBER 11, 2000

                                       TO

                   PROFILE DATED MAY 1, 2000, AS SUPPLEMENTED
                                       AND
                  PROSPECTUS DATED MAY 1, 2000, AS SUPPLEMENTED

                                       FOR

                              MFS REGATTA PLATINUM
                           VARIABLE AND FIXED ANNUITY


              ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)


     Effective immediately, with the addition of 2 new Series -- the Global Telecommunications Series and the Mid Cap Growth Series -- to the MFS/Sun Life Series Trust (the "Series Fund"), you may allocate your money among 29 variable investment options available under the MFS Regatta Platinum Variable and Fixed Annuity. Market conditions will determine the value of an investment in the Global Telecommunications Series, the Mid Cap Growth Series and any other Series. The Global Telecommunications Series, the Mid Cap Growth Series and the other Series available as variable investment options under the Contract are described more fully in the current Series Fund prospectus, as supplemented.


     As a result of the addition of the Global Telecommunications Series and the Mid Cap Growth Series, the Profile dated May 1, 2000, as supplemented by a Supplement dated June 26, 2000 (the "Profile") for the Contract, and the Prospectus dated May 1, 2000, as supplemented by a Supplement dated June 26, 2000 (the "Prospectus") for the Contract, are amended and supplemented as follows. Also, certain additional amendments are made to the Prospectus and Profile as follows:

     1. The third paragraph of Section 1, "The MFS Regatta Platinum Annuity," of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

          "You may choose among 29 variable investment options and a range of fixed options."

     2. The list of the available investment options appearing in Section 4, "Allocation Options," of the Profile and on the cover page of the Prospectus is hereby supplemented by the addition of the Global Telecommunications Series and the Mid Cap Growth Series.

     3. The summary expense chart appearing in Section 5, "Expenses," of the Profile is hereby supplemented as follows:


                                                                                                     EXAMPLES:
                                          TOTAL ANNUAL       TOTAL ANNUAL       TOTAL             TOTAL EXPENSES
                                           INSURANCE           SERIES           ANNUAL                AT END
SUB-ACCOUNT                                 CHARGES           EXPENSES         EXPENSES        1 YEAR       10 YEARS
-----------                                 -------           --------         --------        ------       --------
Global Telecommunications Series             1.50%             1.25%            2.75%            $83          $308
Mid Cap Growth Series                        1.50%             1.00%            2.50%            $81          $284

     4. The "Series Fund Annual Expenses" table appearing on page 5 of the Prospectus is hereby amended and supplemented as follows:

                                                                              OTHER                 TOTAL SERIES
                                                     MANAGEMENT            EXPENSES (2)             EXPENSES (2)
                                                        FEE           (AFTER REIMBURSEMENT)     (AFTER REIMBURSEMENT)
Global Telecommunications Series (3) ......            1.00%                  0.25%                     1.25%
Mid Cap Growth Series (3) .................            0.75%                  0.25%                     1.00%
Technology Series (3) .....................            0.75%                  0.25%                     1.00%

     5. The footnotes to the "Series Fund Annual Expenses" table are amended and supplemented as follows:

          (i) Footnote (1) is deleted in its entirety and replaced by the following:


               (1) The information relating to Series Fund expenses was provided by the Series Fund and we have not independently verified it. You should consult the Series Fund prospectus for more information about Series Fund expenses. For all Series except the Technology Series, the Global Telecommunications Series and the Mid Cap Growth Series, "Management Fees," "Other Expenses," and "Total Series Expenses" are based on actual expenses for the fiscal year ended December 31, 1999, net of any applicable expense reimbursement or waiver. Expense figures shown for the the Technology Series, the Global Telecommunications Series and the Mid Cap Growth Series are estimates for the year 2000, based on the applicable expense reimbursement waiver. No actual expense figures are shown for the Technology Series, the Global Telecommunications Series or the Mid Cap Growth Series because these Series commenced operations in June 2000, September 2000 and September 2000, respectively, and, therefore, have less than 12 months of investment performance.



         (ii)  Footnote (2) is amended and restated as follows:

               (2) Each Series has an expense offset arrangement which reduces the Series' custodian fee based upon the amount of cash maintained by the Series with its custodian and dividend disbursing agent, and may enter into such other arrangements and directed brokerage arrangements (which would also have the effect of reducing the Series' expenses). Any such fee reductions are not reflected under "Other Expenses" in the table. Had these fees been taken into account, "Total Series Expenses" for certain of the Series would be as follows:

                   Bond Series......................................  0.71%
                   Capital Appreciation Series......................  0.75%
                   Capital Opportunities Series.....................  0.83%
                   Equity Income Series.............................  0.91%
                   Global Asset Allocation Series...................  0.88%
                   New Discovery Series.............................  1.05%
                   Strategic Income Series..........................  1.03%
                   Utilities Series.................................  0.81%


        (iii)  Footnote (3) is amended and restated as follows:

               (3) MFS has contractually agreed to bear the expenses of these
                   Series such that "Other Expenses," after taking into account the expense offset arrangement described in Footnote (2) above, will not exceed 0.25% annually. This contractual arrangement will continue until at least May 1, 2001, unless changed with the consent of the Series Fund's Board of Trustees; provided, however, that this contractual arrangement will terminate prior to May 1, 2001 in the event that "Other Expenses" equal or fall below 0.25% annually. Without taking into account this fee waiver and/or expense reimbursement, "Other Expenses" would be estimated to be 3.26% for the Strategic Growth Series, 0.28% for the Technology Series, 0.76% for the Global Telecommunications Series, and 0.67% for the Mid Cap Growth Series.


          (iv) Footnote (4) is deleted in its entirety.


     6. The "Examples" presented on page 6 of the Prospectus are supplemented as follows:

          If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000 and a 5% annual return:


                                                               1 YEAR        3 YEARS         5 YEARS        10 YEARS
                                                               ------        -------         -------        --------
FUND
Global Telecommunications Series .......................         $83          $124             $170           $308
Mid Cap Growth Series ..................................         $81          $117             $158           $284

     If you do NOT surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000 and a 5% annual return:

                                                               1 YEAR        3 YEARS         5 YEARS        10 YEARS
                                                               ------        -------         -------        --------
Global Telecommunications Series .......................        $28            $85             $145           $308
Mid Cap Growth Series ..................................        $25            $78             $133           $284


     7. The "Variable Account Options: The MFS/Sun Life Series Trust" section beginning on page 8 of the Prospectus is amended and supplemented as follows:


    (a) The second paragraph of the section on page 8 is deleted in its entirety and replaced by the following:

            "The Series Fund is composed of 30 independent portfolios of securities, each of which has separate investment objectives and policies. Shares of the Series Fund are issued in 30 Series, each corresponding to one of the portfolios. The Contract provides for investment by the Sub-Accounts in shares of the 29 Series described below. Additional portfolios may be added to the Series Fund which may or may not be available for investment by the Variable Account."

    (b) The following Series descriptions are added:


          GLOBAL TELECOMMUNICATIONS SERIES will seek to achieve long-term growth of capital.

          MID CAP GROWTH SERIES will seek long-term growth of capital.


THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS FOR THE MFS REGATTA PLATINUM VARIABLE AND FIXED ANNUITY, AND THE CURRENT PROSPECTUS OF THE MFS/SUN LIFE SERIES TRUST. THIS SUPPLEMENT AND THE PROSPECTUSES SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.


PLATSUPP 9/00

                                                             Rule 424(b)(3)
                                                             File No. 333-77041

                       SUPPLEMENT DATED SEPTEMBER 11, 2000

                                       TO

                   PROFILE DATED MAY 1, 2000, AS SUPPLEMENTED
                                       AND
                  PROSPECTUS DATED MAY 1, 2000, AS SUPPLEMENTED

                                       FOR

                                MFS REGATTA GOLD
                           VARIABLE AND FIXED ANNUITY


              ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

     Effective immediately, with the addition of 2 new Series -- the Global Telecommunications Series and the Mid Cap Growth Series -- to the MFS/Sun Life Series Trust (the "Series Fund"), you may allocate your money among 29 variable investment options available under the MFS Regatta Gold Variable and Fixed Annuity. Market conditions will determine the value of an investment in the Global Telecommunications Series, the Mid Cap Growth Series and any other Series. The Global Telecommunications Series, the Mid Cap Growth Series and the other Series available as variable investment options under the Contract are described more fully in the current Series Fund prospectus, as supplemented.


     As a result of the addition of the Global Telecommunications Series and the Mid Cap Growth Series, the Profile dated May 1, 2000, as supplemented by a Supplement dated June 26, 2000 (the "Profile") for the Contract, and the Prospectus dated May 1, 2000, as supplemented by a Supplement dated June 26, 2000 (the "Prospectus") for the Contract, are amended and supplemented as follows. Also, certain additional amendments are made to the Prospectus and Profile as follows:

     1. The third paragraph of Section 1, "The MFS Regatta Gold Annuity," of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

          "You may choose among 29 variable investment options and a range of fixed options."

     2. The list of the available investment options appearing in Section 4, "Allocation Options," of the Profile and on the cover page of the Prospectus is hereby supplemented by the addition of the Global Telecommunications Series and the Mid Cap Growth Series.

     3. The summary expense chart appearing in Section 5, "Expenses," of the Profile is hereby supplemented as follows:

                                                                                                     EXAMPLES:
                                          TOTAL ANNUAL      TOTAL ANNUAL        TOTAL              TOTAL EXPENSES
                                           INSURANCE           SERIES           ANNUAL                AT END
SUB-ACCOUNT                                 CHARGES           EXPENSES         EXPENSES        1 YEAR       10 YEARS
-----------                                 -------           --------         --------        ------       --------
Global Telecommunications Series             1.50%             1.25%            2.75%            $83          $308
Mid Cap Growth Series                        1.50%             1.00%            2.50%            $81          $284

     4. The "Series Fund Annual Expenses" table appearing on page 6 of the Prospectus is hereby amended and supplemented as follows:


                                                                              OTHER                 TOTAL SERIES
                                                    MANAGEMENT             EXPENSES (2)             EXPENSES (2)
                                                       FEE           (AFTER REIMBURSEMENT)      (AFTER REIMBURSEMENT)
                                                    ----------       ---------------------      ---------------------
Global Telecommunications Series (3) ......            1.00%                  0.25%                     1.25%
Mid Cap Growth Series (3) .................            0.75%                  0.25%                     1.00%
Technology Series (3) .....................            0.75%                  0.25%                     1.00%

     5. The footnotes to the "Series Fund Annual Expenses" table are amended and supplemented as follows:

          (i) Footnote (1) is deleted in its entirety and replaced by the following:

               (1) The information relating to Series Fund expenses was provided by the Series Fund and we have not independently verified it. You should consult the Series Fund prospectus for more information about Series Fund expenses. For all Series except the Technology Series, the Global Telecommunications Series and the Mid Cap Growth Series, "Management Fees," "Other Expenses," and "Total Series Expenses" are based on actual expenses for the fiscal year ended December 31, 1999, net of any applicable expense reimbursement or waiver. Expense figures shown for the Technology Series, the Global Telecommunications Series and the Mid Cap Growth Series are estimates for the year 2000, based on the applicable expense reimbursement waiver. No actual expense figures are shown for the Technology Series, the Global Telecommunications Series or the Mid Cap Growth Series because these Series commenced operations in June 2000, September 2000 and September 2000, respectively, and, therefore, have less than 12 months of investment performance.


         (ii)  Footnote (2) is amended and restated as follows:

               (2) Each Series has an expense offset arrangement which reduces the Series' custodian fee based upon the amount of cash maintained by the Series with its custodian and dividend disbursing agent, and may enter into such other arrangements and directed brokerage arrangements (which would also have the effect of reducing the Series' expenses). Any such fee reductions are not reflected under "Other Expenses" in the table. Had these fees been taken into account, "Total Series Expenses" for certain of the Series would be as follows:

                   Bond Series......................................  0.71%
                   Capital Appreciation Series......................  0.75%
                   Capital Opportunities Series.....................  0.83%
                   Equity Income Series.............................  0.91%
                   Global Asset Allocation Series...................  0.88%
                   New Discovery Series.............................  1.05%
                   Strategic Income Series..........................  1.03%
                   Utilities Series.................................  0.81%


        (iii)  Footnote (3) is amended and restated as follows:

               (3) MFS has contractually agreed to bear the expenses of these
                   Series such that "Other Expenses," after taking into account the expense offset arrangement described in Footnote (2) above, will not exceed 0.25% annually. This contractual arrangement will continue until at least May 1, 2001, unless changed with the consent of the Series Fund's Board of Trustees; provided, however, that this contractual arrangement will terminate prior to May 1, 2001 in the event that "Other Expenses" equal or fall below 0.25% annually. Without taking into account this fee waiver and/or expense reimbursement, "Other Expenses" would be estimated to be 3.26% for the Strategic Growth Series, 0.28% for the Technology Series, 0.76% for the Global Telecommunications Series, and 0.67% for the Mid Cap Growth Series.


          (iv) Footnote (4) is deleted in its entirety.


     6. The "Examples" presented on pages 6 and 7 of the Prospectus are supplemented as follows:

     If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000 and a 5% annual return:

FUND                                                           1 YEAR        3 YEARS         5 YEARS        10 YEARS
----                                                           ------        -------         -------        --------
Global Telecommunications Series .......................        $83           $124            $170            $308
Mid Cap Growth Series ..................................        $81           $117            $158            $284

     If you do NOT surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000 and a 5% annual return:

FUND                                                           1 YEAR        3 YEARS         5 YEARS        10 YEARS
----                                                           ------        -------         -------        --------
Global Telecommunications Series .......................        $28           $85             $145            $308
Mid Cap Growth Series ..................................        $25           $78             $133            $284


     7. The "Variable Account Options: The MFS/Sun Life Series Trust" section beginning on page 9 of the Prospectus is amended and supplemented as follows:


    (a) The second paragraph of the section on page 9 is deleted in its entirety and replaced by the following:

            "The Series Fund is composed of 30 independent portfolios of securities, each of which has separate investment objectives and policies. Shares of the Series Fund are issued in 30 Series, each corresponding to one of the portfolios. The Contract provides for investment by the Sub-Accounts in shares of the 29 Series described below. Additional portfolios may be added to the Series Fund which may or may not be available for investment by the Variable Account."

    (b) The following Series descriptions are added:


          GLOBAL TELECOMMUNICATIONS SERIES will seek to achieve long-term growth of capital.

          MID CAP GROWTH SERIES will seek long-term growth of capital.

THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS FOR THE MFS REGATTA GOLD VARIABLE AND FIXED ANNUITY, AND THE CURRENT PROSPECTUS OF THE MFS/SUN LIFE SERIES TRUST. THIS SUPPLEMENT AND THE PROSPECTUSES SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

GOLDSUPP 9/00


                                       3